Exhibit 99.1

Finisar Corporation Announces Proposed $450,000,000 Offering of Convertible Senior Notes Due 2036

Sunnyvale, CA — December 15, 2016 — Finisar Corporation (NASDAQ: FNSR) (“Finisar”) today announced its intention to offer, subject to market conditions and other factors, $450,000,000 aggregate principal amount of convertible senior notes due 2036 (the “Notes”) in a private placement. Finisar also expects to grant the initial purchasers of the Notes a 30-day option to purchase up to an additional $67,500,000 aggregate principal amount of the Notes, solely to cover over-allotments.  The Notes will be offered and sold by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The Notes will be unsecured and unsubordinated obligations of Finisar.  Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2017.  The Notes will mature on December 15, 2036, unless earlier converted, repurchased or redeemed.

The terms of the Notes will require Finisar to repurchase such Notes at the option of the holders for cash on dates to be determined, in each case at a repurchase price equal to the principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, the terms of the Notes will permit holders to require Finisar to repurchase their Notes upon the occurrence of a fundamental change at a repurchase price equal to the principal amount thereof, plus accrued and unpaid interest to, but excluding, the repurchase date.

The terms of the Notes will permit Finisar to redeem all or a part of such Notes on and after a date to be determined, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.

Prior to June 15, 2036, the Notes will be convertible at the option of the holders only upon the occurrence of specified events, and thereafter until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at any time. Upon conversion, the Notes will be settled in cash, shares of Finisar’s common stock or any combination thereof at Finisar’s option. Final terms of the Notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Finisar and the initial purchasers of the Notes at the time of the pricing of the offering.

Finisar expects to use the net proceeds from this offering for general corporate purposes, including working capital, and may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although Finisar has no present commitments with respect to any such acquisitions. Pending such uses, Finisar may invest the net proceeds in highly liquid cash equivalents or U.S. government securities.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes and the shares of common stock issuable upon conversion of the Notes, if any, will not be registered under the Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.